Exhibit 99.1

L Catterton Asia Acquisition Corp appoints Sanford Litvack as a Director

New York, September 2, 2022 — L Catterton Asia Acquisition Corp (“LCAAC” or the “Company”) announced that it has appointed Sanford Litvack to its Board of Directors effective since August 10, 2022 and that John Sculley has stepped down as an independent director of the Company.

With over six decades of commercial litigation and corporate operations experience in both the private and public sectors, Mr. Litvack adds a rare combination of legal acumen and business insights to LCAAC’s Board. He is currently a partner of leading boutique trial and arbitration law firm Chaffetz Lindsey as well as a fellow of the American College of Trial Lawyers. Formerly, Mr. Litvack was senior counsel in the litigation department at global law firm Hogan Lovells and an assistant attorney general in charge of the Department of Justice’s antitrust division. Mr. Litvack previously also served as the chief of corporate operations and the vice chairman of the Board of Directors at Disney, where he spearheaded its acquisitions of ABC and ESPN. His boardroom experience also includes a prior directorship at technology company Hewlett Packard.

“We are pleased to welcome Sandy to the Board and look forward to benefitting from his expertise and guidance,” said LCAAC chairman Chinta Bhagat. “We also want to take this opportunity to thank John for his invaluable service and contribution to the Company since our establishment.”

About L Catterton Asia Acquisition Corp

L Catterton Asia Acquisition Corp is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While we may pursue an initial target business in any industry or sector, we intend to focus our search in high-growth, consumer technology sectors across Asia. For more information about the Company, please visit www.lcaac.com.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

L Catterton

Jon Keehner / Haley Salas

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449